UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 27, 2018

GLACIER BANCORP, INC.
(Exact name of registrant as specified in its charter)

Montana
(State or other jurisdiction of incorporation)

(Commission File Number)	(IRS Employer Identification No.)
000-18911	81-0519541

49 Commons Loop
Kalispell, Montana 59901
(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (406) 756-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On June 27, 2018, the board of directors (the “Board”) of Glacier Bancorp, Inc. (the “Company”) announced the appointment of Mr. David C. Boyles to the Board of the Company, effective July 1, 2018. Mr. Boyles was appointed to the Audit, Compensation, Compliance, Nominating/Corporate Governance and Risk Oversight Committees of the Company.
Mr. Boyles is a banker with over 45 years of commercial banking experience. He served as Chairman of the Board of Columbine Capital Corp. and its subsidiary Collegiate Peaks Bank (“Columbine”) from 2006 to January 2018 when Columbine was acquired by the Company. Prior to joining Columbine, Mr. Boyles served for 22 years as the President of Guaranty Bank and Trust Company. Mr. Boyles is a founding Trustee of the Rose Community Foundation in Denver, Colorado, where he served for 10 years and then continued as a member of its Investment Committee for 6 years after his term as a Trustee. Mr. Boyles served on the board of directors of Rose Hospital for 40 years, and he has been on the boards of directors of Winter Park Ski Area, Boy Scouts of America, and a trustee of HealthONE. Mr. Boyles also served as the 10th Federal Reserve District representative to the Federal Reserve Advisory Council from 2006 to 2008. Mr. Boyles completed his undergraduate studies at the University of Colorado-Boulder where he earned a Bachelor of Arts degree in Chemistry and a Bachelor of Science degree in Business-Finance.

Item 7.01.    Regulation FD Disclosure.
A copy of Glacier’s press release relating to the announcement described in Item 5.02, dated July 3, 2018, is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits
(d)    Exhibits.

99.1	Press Release, dated July 3, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	July 3, 2018	GLACIER BANCORP, INC.

/s/ Randall M. Chesler
		By:	Randall M. Chesler
President and CEO